SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
October 25, 2006

Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752

(Address of principal executive offices)
(508) 357-2221

(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective October 25, 2006, the Board of Directors (the “Board”) of Evergreen Solar, Inc. (the “Company”) appointed Dr. Peter W. Cowden to serve as a Class III director with a term expiring at the 2009 Annual Meeting of Stockholders. As of the date of this report, the Board has not yet determined on which Board committees, if any, Dr. Cowden will serve.
Dr. Cowden is the Managing Partner of Executive Destinations, Inc., an executive career management firm which provides organizational and career consulting. Dr. Cowden’s corporate career includes five years as a corporate human resource executive with Eastman Kodak Company. Dr. Cowden has also held senior human resource positions with Agfa/Compugraphics and Stone & Webster Engineering Corporation. Dr. Cowden holds a doctorate from Harvard University, a masters degree from Yale University and a bachelors degree from Claremont Mens College.
There is no arrangement or understanding between Dr. Cowden and any other person pursuant to which Dr. Cowden was elected as a director of the Company. There are no relationships between Dr. Cowden and the Company requiring disclosure under Item 404(a) of Regulation S-K.
In connection with the appointment of Dr. Cowden to the Board and in accordance with the Company’s director compensation policy, Dr. Cowden was granted an option to purchase 15,000 shares of the Company’s common stock under the Company’s Amended and Restated 2000 Stock Option and Incentive Plan. As a non-employee director, Dr. Cowden will receive the same compensation provided to other non-employee directors of the Company in accordance with the Company’s current policies and procedures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.

By:	/s/ Donald M. Muir
Donald M. Muir
Vice President, Chief Financial Officer, Secretary and Treasurer

Dated:  October 31, 2006